Exhibit 99.2

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

SHARE AND WARRANT PURCHASE AGREEMENT

This Share and Warrant Purchase Agreement (this “Agreement”) dated as of July 8, 2025 by and between LakeShore Biopharma Co., Ltd (the “Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, and Crystal Peak Investment Inc. (the “Purchaser”), a private company with limited liability incorporated under the laws of British Virgin Islands. The Company and the Purchaser are each referred to as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

Whereas, upon the terms and subject to the conditions of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, (i) certain ordinary shares, par value US$0.0002 per share of the Company (“Ordinary Shares”), and (ii) certain warrants, each entitling the Purchaser to purchase one Ordinary Share at the exercise price, in a private placement exempt from registration pursuant to Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”).

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows.

Article I
PURCHASE AND SALE

1.1 Issuance, Sale, and Purchase of Ordinary Shares. Upon the terms and subject to the conditions hereof, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue, sell, and deliver to the Purchaser, at the Closing (as defined below), 16,987,542 Ordinary Shares (the “Purchased Shares”), at US$0.883 per share, which represents a 10% discount to the lower of (i) the average daily volume-weighted average price of the Ordinary Shares over the ten trading days immediately preceding the date hereof and (ii) the closing price of the Ordinary Shares on the trading day immediately preceding the date hereof (the “Per Share Purchase Price”), for a total cash consideration of US$15,000,000 (the “Aggregate Purchase Price”), free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third-party right or interest, claim or restriction of any kind or nature (collectively, “Encumbrances”) (except for restrictions arising under the U.S. securities laws and regulations, including those created by virtue of Section 3.1 hereof). The purchase, issuance, sale, and delivery of the Purchased Shares shall be made pursuant to and in reliance upon Regulation S.

1.2 Issuance of Warrants. In connection with the issuance and sale of the Purchased Shares, and as additional consideration for the Purchaser’s investment, the Company shall issue to the Purchaser, on the Closing Date, 16,987,542 warrants (the “Warrants”). Each Warrant shall entitle the holder thereof to purchase one Ordinary Share, at an exercise price of US$1.079 (the “Exercise Price”), which represents a 10% premium to the closing price of the Ordinary Shares on the trading day immediately preceding the date hereof. The Warrants shall be exercisable in whole or in part, at any time and from time to time, during the 36-month period commencing on the Closing Date. The terms of the Warrants shall be set forth in Exhibit A to this Agreement.

1.3 Closing. Subject to Section 1.4, the closing (the “Closing”) of the sale and purchase of the Purchased Shares and Warrants pursuant to Sections 1.1 and 1.2 shall take place remotely via the electronic exchange of the closing documents and signatures as soon as possible at such place and time as the Parties may mutually agree upon. The date and time of the Closing are referred to herein as the “Closing Date.”

(a) Payment and Delivery. At the Closing, subject to the satisfaction (or waiver) of the conditions set forth in Section 1.4 and delivery of the documents required pursuant to Section 1.4(a) , the Purchaser shall commence payment of the Aggregate Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to a bank account designated by the Company, and the Company shall deliver or cause to be delivered to the Purchaser (i) a copy of the extract of the register of members of the Company as of the Closing reflecting the total number of the Purchased Shares in the name of the Purchaser, evidencing the Purchaser’s ownership of the Purchased Shares, and (ii) a warrant certificate evidencing the Purchaser’s ownership of the Warrants.

(b) Restrictive Legend. The Purchaser understands and agrees that (i) the Purchased Shares and the Warrants to be issued pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities laws, and (ii) such securities may not be offered, sold, transferred, pledged, or otherwise disposed of unless pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and in accordance with any applicable securities laws of any state or other jurisdiction.

The Purchaser further acknowledges that the Purchased Shares and the Warrants will be uncertificated and reflected in the register of members of the Company or in certificated form, respectively, and any electronic registration, book-entry record, or certificate, as applicable, shall include or be deemed to include a notation to the effect that such securities are subject to the following legend (or a substantially similar legend):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE, OR HYPOTHECATE THESE SECURITIES IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

1.4 Closing Conditions.

(a) Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to consummate the transactions contemplated hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may only be waived in writing by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares and the Warrants hereunder and any other transactions contemplated hereunder and all the agreements and other documents required in connection with implementing the transactions contemplated hereunder (together, the “Transaction Documents”) shall have been completed;

(ii) The representations and warranties of the Company contained in Section 2.1 hereof shall have been true and correct on the date hereof and in all material respect on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions, and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date;

(iii) The Purchaser shall have received a certificate of good standing and certificate of incumbency of the Company (which should be dated no earlier than five (5) Business Days before the Closing Date);

(iv) No government authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins, prevents, prohibits, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding, or investigation shall have been instituted by or before a government authority of competent jurisdiction that seeks to restrain, enjoin, prevent, prohibit, or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company;

(v) Without limiting the generality of Section 1.4(a)(iv) above with respect to actions of government authorities, there shall be no actual Legal Proceeding (defined in Section 3.4(a) hereof) by a third party;

(vi) There shall have been no (1) material adverse effect on the legality, validity, or enforceability of this Agreement and the other Transaction Documents, (2) material adverse effect on the business, affairs, prospects, operations, properties, assets, or condition (financial or otherwise) of the Group Companies (as defined below), except for any matter disclosed in the SEC Documents (as defined below), or (3) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement and the other Transaction Documents (any of (1), (2) or (3), a “Material Adverse Effect”); and

(vii) The Company shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by the chief financial officer of the Company certifying that the conditions specified in this Sections 1.4(a)(i) to (a)(vi) have been fulfilled and stipulating the wire transfer instructions containing the information of the designated account for the Purchaser’s payment of the Aggregate Purchase Price.

(b) Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to consummate the transactions contemplated hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may only be waived in writing by the Company in its sole discretion:

(i) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares and the Warrants hereunder and any other transactions contemplated under the Transaction Documents shall have been completed;

(ii) The representations and warranties of the Purchaser contained in Section 2.2 hereof shall have been true and correct on the date hereof and in all material respects on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions, and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date; and

(iii) No government authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins, prevents, prohibits, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding, or investigation shall have been instituted by or before a government authority of competent jurisdiction that seeks to restrain, enjoin, prevent, prohibit, or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company.

Article II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Company has full power and authority to enter into, execute, and deliver this Agreement and other Transaction Documents and each agreement, certificate, document, and instrument to be executed and delivered by the Company pursuant to this Agreement and other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. The Transaction Documents have all been duly authorized, executed, and delivered by the Company and constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Non Contravention. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, will not constitute a violation (with or without the giving of notice or lapse of time, or both) of any law or order applicable to the Company.

(e) Capitalization.

(i) The authorized share capital of the Company is US$50,000 divided into 250,000,000 Ordinary Shares of US$0.0002 par value each. As of the date hereof, the Company had 20,191,361 Ordinary Shares issued and outstanding and 16,750,000 warrants to purchase Ordinary Shares (each warrant is exercisable for 0.1 Ordinary Shares at the exercise price of US$115.00 per Ordinary Share). Other than the securities mentioned above, there are no other securities of the Company or its Subsidiaries that are outstanding and would entitle the holder thereof to acquire at any time shares of capital stock of the Company, including, without limitation, any debt, preferred stock, rights, options, warrants, or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of capital stock of the Company. No split, combination, or other restructuring with respect to the Ordinary Shares has been effected since date hereof or will be effected prior to the Closing Date. All issued and outstanding Ordinary Shares are validly issued, fully paid, and non-assessable. All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (1) all applicable securities laws and regulations and other applicable laws and (2) all requirements set forth in applicable plans or contracts, without violation of any preemptive rights, rights of first refusal, or other similar rights.

(ii) As of the date hereof, (1) other than the YS Biopharma 2020 Share Incentive Plan and the LakeShore Biopharma Co., Ltd Amended 2024 Share Incentive Plan (the “Plans”), there are no other existing Company stock option plans and stock purchase plans, and (2) a total of 3,354,385 Ordinary Shares have been authorized for issuance under the Plans, and a total of 1,654,555 Ordinary Shares are available for future issuance thereunder.

(iii) The rights of the Purchased Shares shall be as stated in the Amended and Restated Memorandum and Articles of Association of the Company, and there has not been any change to the Amended and Restated Memorandum and Articles of Association of the Company since the date hereof that will adversely affect the rights of holders of Ordinary Shares.

(f) Due Issuance. The Purchased Shares and the Warrants, when issued in accordance with this Agreement, will be validly issued, fully paid, and non-assessable, and free and clear of all Encumbrances, except for restrictions arising under the Securities Act or created by virtue of Section 3.1 hereof. Upon delivery and entry into the register of members of the Company (with respect to the Purchased Shares) and delivery and issuance of the warrant certificate (with respect to the Warrants), the Purchaser shall acquire good and valid title to these securities.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement or any other Transaction Document in accordance with its terms requires the consent, approval, order, or authorization of, or registration with, or the giving notice to, any government or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h) Reservation of Shares for Warrant Exercise. The Company has duly authorized and reserved, and shall at all times maintain reserved, out of its authorized but unissued share capital, a number of Ordinary Shares sufficient to permit the full exercise of the Warrants issued pursuant to this Agreement. The issuance of such Ordinary Shares upon exercise of the Warrants has been duly authorized and, when issued in accordance with the terms in Exhibit A to this Agreement, will be validly issued, fully paid, and non-assessable, and not subject to any preemptive rights, rights of first refusal, or similar rights.

(i) Compliance with Laws. Except as disclosed in the SEC Documents or would not have a Material Adverse Effect, none of the Company and its Subsidiaries (collectively, “Group Companies”) has knowingly conducted any activity in violation of any applicable statute, rule, regulation, order, or restriction of any domestic or foreign government or any agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations, or registrations, qualifications, designations, declarations, or filings by or with any government entities and any third party that are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing, except as disclosed in the SEC Documents or would not have a Material Adverse Effect. Each Group Company has all material permits, licenses, and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such permits, licenses, or other similar authority. To the reasonable knowledge of the Company, there are no fines or penalties asserted against the Group Companies under any applicable law, and none of the Group Companies has received any notice from any government entities with respect to any violation of any applicable law.

(j) Material Changes; Undisclosed Events, Liabilities, or Developments. Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in the SEC Documents filed prior to the date hereof: (i) there has been no event, occurrence, or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (2) liabilities not required to be reflected in the Company’s financial statements pursuant to U.S. GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director, or employee, except pursuant to existing Company stock option plans and stock purchase plans. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the transactions contemplated hereunder, no event, liability, fact, circumstance, occurrence, or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective business, properties, operations, assets, or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Business Day prior to the date that this representation is made. For purposes of this Agreement, “Business Day” means any day, other than a Saturday, Sunday, and any day that is a legal holiday under the laws of Hong Kong or Cayman Islands or is a day on which banking institutions located in Hong Kong or Cayman Islands are authorized or required by applicable law or other government action to close.

(k) No U.S. Registration and Qualification Exemptions. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 2.2 hereof, no registration under the Securities Act is required for the offer and sale of the Purchased Shares and the Warrants by the Company to the Purchaser as contemplated hereby. The Company is relying upon the exemption from the registration requirements of Regulation S promulgated under the Securities Act and has met all requirements, and taken all necessary actions, to make the issuance, sale, and delivery of the Purchased Shares and the Warrants. The issuance and sale of the Purchased Shares and the Warrants hereunder does not contravene the rules and regulations of the Nasdaq Capital Market. The Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company has taken no action designed to, or that to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Share under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as specifically disclosed in the SEC Documents filed prior to the date hereof, the Company has not, in the 12 months preceding the date hereof, received notice from Nasdaq Stock Market to the effect that the Company is not in compliance with the listing or maintenance requirements of Nasdaq Stock Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 2.2 hereof, neither the Company, nor any of its affiliates, nor, to the knowledge of the Company, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this sale of the Purchased Shares and the Warrants to be integrated with prior offerings by the Company for purposes of (i) the Securities Act, which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of Nasdaq Stock Market on which the securities of the Company are listed or designated.

(l) SEC Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes, and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing or furnishing dates, the SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the SEC Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(m) Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement), or other similar anti-takeover provision under the Amended and Restated Memorandum and Articles of Association or other organizational documents or the laws of Cayman Islands that is or could become applicable to the Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Purchased Shares and Warrants and the Purchaser’s ownership of the Purchased Shares and Warrants. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Ordinary Shares or a change in control of the Company or any of its Subsidiaries.

(n) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed or that otherwise could be reasonably likely to have a Material Adverse Effect.

(o) Investment Company. The Company is not and, after giving effect to the sale of the Purchased Shares and issuance of the Warrants, and the application of the proceeds hereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(p) Litigation. Except as specifically disclosed in the SEC Documents filed prior to the date hereof, there are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any government entities, or, to the Company’s knowledge, threatened to be brought by or before any government entities, that has had or would reasonably be expected to have a Material Adverse Effect.

(q) Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Purchased Shares or Warrants that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares or Warrants to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

2.2 Representations and Warranties of the Purchaser. The Purchaser, hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing, and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute, and deliver the Transaction Documents and each agreement, certificate, document, and instrument to be executed and delivered by the Purchaser pursuant to the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of the Transaction Documents and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. The Transaction Documents have been duly executed and delivered by the Purchaser and constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement or other Transaction Documents, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement or any other Transaction Documents in accordance with its terms requires the consent, approval, order, or authorization of, or registration with, or the giving notice to, any government or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(e) Status and Investment Intent

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and the Warrants. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares and Warrants for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution, or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other person to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Arm’s Length. The Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

(iv)   Solicitation. The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts (within the meaning of Regulation S).

(v) Restricted Securities. The Purchaser acknowledges that the Purchased Shares and the Warrants are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares and the Warrants may only be offered, sold, or otherwise transferred (1) to the Company, (2) outside the United States in accordance with Rule 903 (if applicable) or Rule 904 of Regulation S, (3) in compliance with and in accordance with Rule 144 under the Securities Act, or (4) otherwise pursuant to an exemption from registration under the Securities Act.

(vi)   Information. The Purchaser has been furnished access to all materials and information that the Purchaser has requested relating to the Company and its Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement. The Purchaser is relying solely on its own counsel and other advisors as to the financial, tax, legal, and related matters concerning an investment in the Purchased Shares and Warrants.

(vii) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(viii) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares and Warrants to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser acknowledges that at the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Purchaser is outside of the United States.

(ix)   FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of FINRA Rule 5130.

Article III
COVENANTS

3.1 Distribution Compliance Period. The Purchaser agrees not to resell, pledge, or transfer any Purchased Shares or Warrants within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

3.2 CSRC Filing. The Company shall promptly submit the necessary filing with the China Securities Regulatory Commission in connection with the transactions contemplated hereunder in accordance with the laws of the People’s Republic of China.

3.3 Purchase Price Adjustment. The Per Share Purchase Price with respect to the Purchased Shares and the number of Ordinary Shares issuable on exercise of each Warrant and the Exercise Price thereof with respect to the Warrants shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Ordinary Shares.

3.4 Further Assurances. From the date of this Agreement until the Closing Date, the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

3.5 Rule 144. With a view to making available to the Purchaser the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Purchaser to sell Ordinary Shares to the public without registration (“Rule 144”), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other materials required to be filed by the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other materials is required for the applicable provisions of Rule 144; and

(c) furnish to the Purchaser (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual report of the Company and such other reports and materials so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Purchaser to sell its Ordinary Shares pursuant to Rule 144 without registration.

3.6 Use of Proceeds. Without the prior written approval of the Purchaser, the Company shall use the proceeds from the sale of the Purchased Shares and Warrants solely for its operations, the development and expansion of its core business (including, but not limited to, business development, research and development, and production), the replenishment of working capital, and other general corporate purposes. The proceeds shall be managed in good faith in accordance with applicable internal controls. For the avoidance of doubt, the Company shall not use such proceeds for any purpose in violation of applicable laws or any material covenant under this Agreement.

3.7 Purchaser Standstill. After the Closing, so long as the Purchaser holds any equity securities of the Company, the Purchaser shall not, directly or indirectly, (i) cause any change in the composition of the board of directors and senior management of the Company, (ii) elect or appoint, or cause the board of directors to appoint, any director to the Company, or (iii) cause the board of directors to appoint any officer to the senior management of the Company.

Article IV
MISCELLANEOUS

4.1 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

4.2 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York.

4.3 Arbitration.

(a) In the event of any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (each a “Dispute”), the Parties shall seek to amicably settle or resolve such Dispute through negotiations in good faith. Such negotiations shall begin immediately after one party has delivered to the other parties a written request for such negotiations. If within ten (10) days following the date on which such notice is delivered a Dispute is not resolved, all such unresolved Disputes shall be referred to arbitration upon the request of a Party with notice to the other Party.

(b) The arbitration shall be conducted in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”). The seat of the arbitration shall be Hong Kong. There shall be three arbitrators. Such arbitrators shall be selected pursuant to the following:

(i) The claimant (the “Claimant”) shall designate one arbitrator in the notice of arbitration (the “Notice of Arbitration”). If the Claimant does not designate one arbitrator in its Notice of Arbitration, HKIAC shall, within 15 days upon application by either party, appoint one arbitrator for the Claimant;

(ii) The respondent (the “Respondent”) shall designate one arbitrator in the answer to the Notice of Arbitration (the “Answer to the Notice of Arbitration”). If the Respondent fails (i) to designate one arbitrator in its Answer to the Notice of Arbitration; or (ii) to file its Answer to the Notice of Arbitration by the time that it is required to do so, HKIAC shall, within 15 days upon application by either party, appoint one arbitrator for the Respondent;

(iii) The two arbitrators so appointed above shall, within 15 days of confirmation of the second arbitrator, designate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation within the 15 days from the confirmation of the second arbitrator, HKIAC shall, within 15 days upon application by either party, appoint the presiding arbitrator.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this sub-Section.

(d) The arbitrators shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the laws of the State of New York and shall not apply any other substantive law.

(e) Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all relevant information and documents requested by the other in connection with such arbitration proceedings; provided, that the Dispute shall be resolved in a confidential manner, and none of the foregoing information or documents or the result of the arbitration shall be disclosed or otherwise used unless required by law or to a court in aid of enforcement of the arbitration award.

(f)   During arbitration and prior to an arbitration award being granted, the Parties shall continue to perform those obligations under this Agreement that are not in dispute. Notwithstanding anything to the contrary set forth herein, it is agreed and understood that each Party retains its right to seek any temporary injunctive relief available under applicable law in respect of any breach by the Party of its obligations under this Agreement.

(g) Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, immunity to post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

4.4 Amendment. This Agreement shall not be amended, changed, or modified, except by another agreement in writing executed by the Parties.

4.5 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors, and permitted assigns and legal representatives.

4.6 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by a Party without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

4.7 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by e-mail, on the next day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid. The address for such notices and communications shall be as set forth on the signature pages attached hereto. Any Party may change its address for purposes of this Section 4.7 by giving the other Parties hereto written notice of the new address in the manner set forth above.

4.8 Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

4.9 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid, or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

4.10 Fees and Expenses. Upon the Closing, the Company will pay US$100,000 to the Purchaser for due diligence and legal fees in relation to the transactions proposed in this Agreement.

4.11 Taxes. The Company shall bear all stamp duties, issue taxes, and any withholding taxes arising from the issuance of the Purchased Shares and Warrants or any payments made hereunder. In the event any withholding is required, the Company shall gross-up such payments so that the net amount received by the Purchaser is equal to the full amount payable had no such deduction or withholding been required.

4.12 Confidentiality and Public Announcement. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement and other Transaction Documents or the transactions contemplated hereby and thereby. Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information. Notwithstanding the foregoing, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any governmental authority, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws, provided that any public announcement of this transaction by each Party shall be in form and substance reasonably satisfactory to the other Party. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser or an affiliate of the Purchaser, or include the name of the Purchaser or an affiliate of the Purchaser in any press release or filing with the SEC or any regulatory agency or Nasdaq, without the prior written consent of the Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement and (ii) the filing of final Transaction Documents (including signature pages thereto) with the SEC and (b) to the extent such disclosure is required by law, request of the SEC or Nasdaq regulations, in which case the Company shall provide the Purchaser with prior written notice of such disclosure permitted under this subclause (b). From and after the Company’s issuance of the press release disclosing the material terms of the transactions contemplated hereby, the Company shall not, and shall cause its officers, directors, employees and agents not to, provide to the Purchaser material, non-public information about the Company that would restriction the Purchaser’s ability to trade securities of the Company. The Purchaser, severally and not jointly with the other Purchaser(s), covenants that it will comply with the provisions of any confidentiality or nondisclosure agreement executed by it and, in addition, until such time as the transactions contemplated by this Agreement are required to be publicly disclosed by the Company, the Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.13 Termination. This Agreement may be terminated by the Purchaser by written notice to the Company, if the Closing has not been consummated by July 31, 2025 (the “Long Stop Date”); provided that the right to terminate this Agreement pursuant to this Section 4.13 shall not be available to the Purchaser whose failure to perform any material obligation required to be performed by the Purchaser under this Agreement has been a cause of, or results in, the failure of the transactions contemplated hereby to be consummated by the Long Stop Date. No such termination pursuant to this Section 4.13 will affect the right of any Party to sue for any breach by the other Party.

4.14 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement or the other Transaction Documents, any remedy at law may prove to be inadequate relief to the Purchaser. The Company agrees that the Purchaser shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

4.15 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser hereunder or pursuant to any of the other Transaction Documents or the Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

4.16 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

4.17 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument, provided that a signature delivered by an electronic mail which contains a portable document format (.pdf) file of an executed signature page shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

[Signature Pages to Follow]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

COMPANY:
Lakeshore Biopharma Co., Ltd

By:	/s/ Rachel Yu
Name:	Rachel Yu
Title:	Director and Chief Financial Officer

Address of the Company:
Building 2, 38 Yongda Road
Daxing Biomedical Industry Park
Daxing District, Beijing 102629
People’s Republic of China

[Signature Page to Share and Warrant Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PURCHASER
CRYSTAL PEAK INVESTMENT INC.

By:	/s/ Huaqin Xue
Name:	Huaqin Xue
Title:	Director

Address of the Purchaser:
[***]

[Signature Page to Share and Warrant Purchase Agreement]

EXHIBIT a

TErms and Conditions of the warrant

1.	Warrants.

1.1 Form of Warrant. Each Warrant shall initially be issued in registered form only.

1.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Company, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

1.3 [Reserved]

1.4 Detachability of Warrants. The Warrants shall be detachable and separately transferable from the Ordinary Shares immediately upon issuance.

1.5 Fractional Warrants. No fractional Warrants shall be issued. Any entitlement to a fractional Warrant shall be rounded down to the nearest whole number.

1.6 [Reserved]

2.	Terms and Exercise of Warrants.

2.1 Exercise Price. Each whole Warrant shall entitle the holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase one Ordinary Share from the Company, at an exercise price of US$1.079 (the “Exercise Price”), which represents a 10% premium to the closing price of the Ordinary Shares on the trading day immediately preceding the date of the Share and Warrant Purchase Agreement (this “Agreement”), subject to the adjustments provided in Section 3 hereof and in the last sentence of this Section 2.1. The term “Exercise Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen Business Days (unless otherwise required by applicable laws, regulations, or rules), provided that the Company shall provide at least five days’ prior written notice of such reduction to holders of the Warrants, and provided further that any such reduction shall be identical among all of the Warrants.

2.2 Duration of Warrants. A Warrant may be exercised only during a period of 36 months (the “Exercise Period”) commencing on the closing date of the transaction contemplated under the Agreement and terminating at 5:00 p.m., New York City time, on the last day of such 36-month period (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions as set forth in subsection 2.3.2 below. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption, each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date, provided that the Company shall provide at least 20 days prior written notice of any such extension to holders of the Warrants and, provided further, that any such extension shall be identical in duration among all the Warrants.

2.3 Exercise of Warrants.

2.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the holder thereof by delivering to the Company (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, (ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the holder on the reverse of the Definitive Warrant Certificate, and (iii) the payment in full of the Exercise Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a) by wire transfer of immediately available funds in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company;

(b) with the written consent of the Company, this Warrant may also be exercised, in whole or in part, on a “cashless basis,” in which the holder shall be entitled to receive the number of Ordinary Shares equal to the quotient obtained by dividing (A) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the volume weighted average price or market closing price of the Ordinary Shares (at the option of the holder) and the Exercise Price by (B) the Fair Market Value; for the avoidance of doubt, the following formula should be applied in this subsection 2.3.1(b):

For purposes of the foregoing formula:

N = Number of Ordinary Shares underlying the Warrants;

P = the Exercise Price;

V = at the option of the holder, either (i) the volume weighted average price on the trading day immediately preceding the date of the Election to Purchase delivered to the Company, or (ii) the market closing price of the Ordinary Shares on the trading day immediately preceding the date of the Election to Purchase delivered to the Company; or

(c) in the event of a redemption pursuant to Section 5 hereof in which the Company’s board of directors has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (A) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Fair Market Value (as defined below) and the Exercise Price by (B) the Fair Market Value; solely for purposes of this subsection 2.3.1(c) and Section 5.3, the “Fair Market Value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 5 hereof; for the avoidance of doubt, the following formula should be applied in this subsection 2.3.1(c):

For purposes of the foregoing formula:

N = Number of Ordinary Shares underlying the Warrants;

P = Exercise Price;

FMV = Fair Market Value as defined in this subsection 2.3.1(c); or

(d) [Reserved]

(e) as provided in Section 6.4 hereof.

2.3.2 Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection 2.3.1(a)), the Company shall issue to the holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which such holder is entitled, registered in such name or names as may be directed by such holder on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new Warrant, as applicable, for the number of Ordinary Shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless (i) a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 6.4, (ii) a valid exemption from registration is available, or (iii) such Ordinary Shares bear an appropriate restrictive legend. No Warrant shall be exercisable, and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant, unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified, or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrants or otherwise bear an appropriate restrictive legend. Subject to Section 3.6 hereof, a holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of Warrants to settle the Warrant on a “cashless basis” pursuant to Section 6.4. If, by reason of any exercise of Warrants on a cashless basis as permitted under this Agreement, the holder of any Warrant would be entitled to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

2.3.3 Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Amended and Restated Memorandum and Articles of Association of the Company, following the necessary updates to the Register of Members of the Company, shall be validly issued, fully paid, and non-assessable.

2.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company are closed, such person shall be deemed to have become the holder of such Ordinary Shares at the close of business on the next succeeding date on which the share transfer books are open.

2.3.5 [Reserved]

3.	Adjustments.

3.1	Share Capitalizations.

3.1.1 Sub-Divisions. If after the date hereof, and subject to the provisions of Section 3.6 below, the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division, or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one minus the quotient of (a) the price per Ordinary Share paid in such rights offering divided by (b) the Historical Fair Market Value. For purposes of this subsection 3.1.1, (y) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (z) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares during the 10-trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.

3.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Ordinary Shares a dividend or make a distribution in cash, securities, or other assets on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (i) as described in subsection 3.1.1 above, (ii) Ordinary Cash Dividends (as defined below), and (iii) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association with respect to any provision relating to the rights of holders of Ordinary Shares (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the board of directors of the Company, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 3.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution that, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions, paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed US$0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 3 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of Ordinary Shares issuable on exercise of each Warrant).

3.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 3.6 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split, or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification, or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

3.3 Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 3.1.1 or Section 3.2 above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

3.4 Anti-Dilution Adjustments. If the Company issues additional Ordinary Shares or equity-linked securities at an issue price or effective issue price of less than Exercise Price (the “Newly Issued Price”), the Exercise Price shall be adjusted to be equal to the Newly Issued Price, provided, however, that mergers and acquisitions, strategic financings, and certain employee and consultant issuances will be excluded for purposes of such issuances under this Section 3.4.

3.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 3.1 or Section 3.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised such holder’s Warrants immediately prior to such event (the “Alternative Issuance” ); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash, or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash, or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange, or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares (other than a tender, exchange, or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities, or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 3; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the holder properly exercises the Warrant within 30 days following the public disclosure of the consummation of such applicable event by the Company pursuant to a current report on Form 6-K filed with the SEC, the Exercise Price shall be reduced by an amount (in dollars) equal to the difference of (y) the Exercise Price in effect prior to such reduction minus (z) (a) the Per Share Consideration (as defined below) (but in no event less than zero) minus (b) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount: Section 5 of this Agreement shall be taken into account; the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the 10-trading day period ending on the trading day prior to the effective date of the applicable event; the assumed volatility shall be the 90-day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event; and the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and in all other cases, the volume weighted average price of the Ordinary Shares during the 10-trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 3.1.1, then such adjustment shall be made pursuant to subsection 3.1.1 or Sections 3.2, 3.3, and Section 3.4. The provisions of Section 3.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales, or other transfers. In no event shall the Exercise Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

3.6 Notices of Changes in Warrants. Upon the occurrence of any event specified in Sections 3.1, 3.2, 3.3, 3.4, or 3.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Certificate, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

3.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Ordinary Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

3.8 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 3, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.	Transfer and Exchange of Warrants.

4.1 Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Warrants as requested by the holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such Warrant and issue new Warrants in exchange thereof until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

4.2 Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange that shall result in the issuance of a warrant certificate for a fraction of a warrant.

4.3 Service Charges. No service charge shall be made for any exchange of Warrants.

4.4 Warrant Execution and Countersignature. The Company is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 4.

4.5 Transfer of Warrants. The transfer of Warrants shall be subject to applicable securities laws and regulations.

5.	Redemption.

5.1 Redemption of Warrants for Cash. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, upon notice to the holders of the Warrants, as described in Section 5.2 below, at the price of US$0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Ordinary Shares reported has been at least US$18.00 per share (the “Redemption Trigger Price,” subject to adjustment in compliance with Section 3 hereof), on each of 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that (i) there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 5.2 below), (ii) a valid exemption from registration is available, or (iii) such Ordinary Shares bear an appropriate restrictive legend, or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 2.3.1; provided, however, that if and when the Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of Ordinary Shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

5.2 Date Fixed for, and Notice of, Redemption; Redemption Price. In the event that the Company elects to redeem the Warrants pursuant to Section 5.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date (the “30-day Redemption Period”) to the holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received such notice.

5.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 5.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 2.3.1, the notice of redemption shall contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 2.3.1(c) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

5.4 [Reserved]

6.	Other Provisions Relating to Rights of Holders of Warrants.

6.1 No Rights as Shareholder. A Warrant does not entitle the holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

6.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3 Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4 Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

6.4.1 Registration of the Ordinary Shares. To the extent that a registration statement under the Securities Act is not effective for the Ordinary Shares issuable upon exercise of the Warrants, holders of the Warrants shall have the right to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing (i) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the Fair Market Value (as defined below) less the Exercise Price by (ii) the Fair Market Value. Solely for purposes of this subsection 6.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares as reported during the 10-trading day period ending on the trading day prior to the date that notice of exercise is received by the Company from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Company shall be conclusively determined by the Company. For the avoidance of doubt, the following formula should be applied in this subsection 6.4.1:

For purposes of the foregoing formula:

N = Number of Ordinary Shares underlying the Warrants;

P = Exercise Price;

FMV = Fair Market Value as defined in this subsection 6.4.1.

6.4.2 Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 6.4.1 and (ii) in the event the Company so elects, the Company shall (a) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (b) may cause restrictive legends to be added to the Ordinary Shares.

EXHIBIT B

FORM OF WARRANT CERTIFICATE

[FACE]

NO. [    ] WARRANT

warrant CERTIFICATE

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PURSUANT TO THE SHARE

AND WARRANT PURCHASE AGREEMENT DESCRIBED BELOW
Lakeshore Biopharma Co., Ltd

Incorporated Under the Laws of the Cayman Islands

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE, OR HYPOTHECATE THESE SECURITIES IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Warrant Certificate

This Warrant Certificate certifies that _________, or registered assigns, is the holder of _________ warrant(s) (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, par value US$0.0002 per share (“Ordinary Shares”), of LakeShore Biopharma Co., Ltd, a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Share and Warrant Purchase Agreement (the “Agreement”), to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Company, subject to the conditions set forth herein and in the Agreement.

Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Agreement.

The initial Exercise Price per one Ordinary Share for any Warrant is equal to US$ per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Agreement.

Subject to the conditions set forth in the Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Lakeshore Biopharma Co., Ltd

By:
Name:
Title:

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive _________ Ordinary Shares and are issued or to be issued pursuant to a Share and Warrant Purchase Agreement dated as of July 8, 2025 (the “Agreement”), which is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Agreement (or through “cashless exercise” as provided for in the Agreement). In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

The Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive _________ Ordinary Shares and herewith:

□	tenders payment for such Ordinary Shares to the order of LakeShore Biopharma Co., Ltd (the “Company”) in the amount of US$ _________ in accordance with the terms hereof, or
□	elects to exercise the Warrant on a “cashless basis.”

The undersigned requests that a certificate for such Ordinary Shares be registered in the name of _________, whose address is _________ and that such Ordinary Shares be delivered to _________ whose address is _________. If said _________ number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of _________, whose address is _________ and that such Warrant Certificate be delivered to _________, whose address is _________.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to subsection 2.3.1(b) of Exhibit A in the Share and Warrant Purchase Agreement (the “Agreement”), the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 2.3.1(b) of Exhibit A in the Agreement.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to subsection 2.3.1(c) of Exhibit A in the Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 2.3.1(c) of Exhibit A in the Agreement.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 6.4 of Exhibit A in the Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 6.4 of Exhibit A in the Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of , whose address is _________ and that such Warrant Certificate be delivered to _________, whose address is _________.

[Signature Page Follows]

Date:_________, 20___

By:
Name:
Title: